Exhibit 10.11

Execution Version

SECURITIES TRANSFER AGREEMENT

This Securities Transfer Agreement is dated as of April 10, 2023 (this “Agreement”), by and among UNIFUTURE TECHNOLOGY LLC , a Delaware limited liability company (the “Seller”), JJ Opportunity Corp., a Delaware company (the “Company”), and JJ Sponsor Group LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, on May 3, 2021, the Seller acquired 575,000 shares of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock”), for an aggregate purchase price of $5,000. On September 23, 2021, the Seller surrendered 287,500 shares of Class B Common Stock without any consideration. As a result, the Seller acquired an aggregate of 287,500 shares of Class B Common Stock (the “Founder Shares”) at a purchase price of $5,000, or approximately $0.017 per share (the “Purchase Price”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller wishes to transfer to the Buyer, and the Buyer wishes to acquire from the Seller, the aggregated amount of 287,500 Founder Shares at the Purchase Price;

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Transfer of Founder Shares. The Seller hereby agrees to transfer the aggregated amount of 287,500 Founder Shares at the Purchase Price to the Buyer. The Buyer agrees to pay the Seller an aggregate amount of $5,000 (the “Purchase Price”), in consideration of the transfer of the Founder Shares.

Section 2. [Reserved]

Section 3. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 4. Investment Representations. The Buyer represents and warrants, with respect to itself only, as set forth herein. Such Buyer hereby acknowledges that an investment in the Founder Shares involves certain significant risks. Such Buyer has no need for liquidity in its investment in the Founder Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. Such Buyer acknowledges and hereby agrees that the Founder Shares will not be transferable under any circumstances unless registered by the Company in accordance with federal and state securities laws or sold in compliance with an exemption under such laws and such transfer complies with all applicable lock-up restrictions on such Buyer (as described in the Company’s draft registration statement on Form S-1, as may be amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to a contemplated underwritten public offering by the Company (the “Public Offering”)). Such Buyer further understands and agrees that Buyer will be required to execute and deliver a letter agreement including, among other provisions, the foregoing transfer restrictions, as described in the Registration Statement, and that any certificates evidencing the Founder Shares bear a legend referring to such transfer restrictions.

The Founder Shares are being acquired solely for the Buyer’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and such Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. Such Buyer has been given the opportunity to (i) ask questions of and receive answers from the Seller and the Company concerning the terms and conditions of the Founder Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Seller possess or can acquire without unreasonable effort or expense that is necessary to assist such Buyer in evaluating the advisability of the purchase of the Founder Shares and an investment in the Company. Such Buyer is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects.

Section 5.  Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

SELLER:

UNIFUTURE TECHNOLOGY LLC

By:	/s/ Shangyong Zhang
Name:	Shangyong Zhang
Title:	Sole Member

BUYERS:

JJ SPONSOR GROUP LLC

By:	/s/ Junhui Zhang
Name:	Junhui Zhang
Title:	Manager

COMPANY:

JJ OPPORTUNITY CORP.

By:	/s/ Junhui Zhang
Name:	Junhui Zhang
Title:	Chief Executive Officer

[Signature Page to Securities Transfer Agreement]